NATIONAL PRESTO INDUSTRIES, INC. AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
Three Months and Nine Months Ended October 1, 1995 and October 2, 1994
               (Unaudited)
(In thousands except per share data)
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
                                                                           THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                           1995         1994         1995         1994

       Net Earnings                                                     $    4,797   $    4,799   $    9,841   $    9,211

       Add interest expense related to convertible
          debenture, net of income taxes                                        --           79          160          239

       Adjusted net earnings  (1)                                       $    4,797   $    4,878    $  10,001   $    9,450

       Weighted average common shares outstanding                            7,346        7,337        7,346        7,337

       Common equivalent shares from the assumed
          debenture conversion                                                  --          124          --           124

       Adjusted common and common equivalent shares  (2)                     7,346        7,461        7,346        7,461

       Net earnings per common and common equivalent
          shares outstanding  (1/2)                                     $     0.65   $     0.66   $     1.35   $     1.27

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